As filed with the Securities and Exchange Commission on March 1, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Therapeutics Corporation

(Exact Name of Registrant as Specified in the Charter)

Delaware	52-1984749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1040 Spring Street Silver Spring, MD	20910
(Address of principal executive offices)	(Zip Code)

UNITED THERAPEUTICS CORPORATION
2019 INDUCEMENT STOCK INCENTIVE PLAN

(Full title of the plan)

Martine A. Rothblatt, Chairman and Chief Executive Officer

United Therapeutics Corporation

1040 Spring Street

Silver Spring, MD 20910
(301) 608-9292
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Stephen I. Glover, Esq.	John S. Hess, Jr., Esq.
Gibson, Dunn & Crutcher LLP	Executive Vice President and
1050 Connecticut Avenue, N.W.	Deputy General Counsel
Washington, D.C. 20036	United Therapeutics Corporation
(202) 955-8500	1735 Connecticut Avenue, N.W.
Washington, D.C. 20009
(202) 483-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	99,000 shares	$119.305	$11,811,195.00	$1,431.52

(1)         This Registration Statement relates to the equity awards that may be issued under the United Therapeutics Corporation 2019 Inducement Stock Incentive Plan (the “Plan”).

(2)         Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), of United Therapeutics Corporation that may be issued under the Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(3)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market for February 25, 2019.

INTRODUCTION

This Registration Statement on Form S-8 is filed by United Therapeutics Corporation, a Delaware corporation (the “Company” or the “Registrant”), relating to 99,000 shares of Common Stock, issuable to eligible individuals under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                   Plan Information*

Item 2.                   Registrant Information and Employee Plan Annual Information*

*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Company with the Securities Exchange Commission (the “Commission”) pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)                                 The Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which the Company filed with the Commission on February 27, 2019;

(2)                                 Current Reports on Form 8-K filed on January 25, 2019 and March 1, 2019;

(3)                                 The description of the Common Stock contained in the Registration Statement on Form 8-A/A filed with the Commission on May 2, 2011, together with any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or to be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

As permitted by Delaware law, the Company’s certificate of incorporation provides that no director will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) willful or negligent violations of certain provisions of the Delaware General Corporation Law (the “DGCL”) imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (d) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation and bylaws provide that the Company must indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law. Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company believes that indemnification under its certificate of incorporation and bylaws covers negligence and gross negligence on the part of indemnified parties. The Company also has the power to purchase and maintain insurance for such directors and officers, and currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify such directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Company or in its right, arising out of such person’s services as a director or officer of the Company, any of its subsidiaries or any other company or enterprise to which the person provides services at the Company’s request to the fullest extent permitted by law.

The foregoing discussion of the Company’s certificate of incorporation and bylaws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

See exhibits listed under Exhibit Index below.

Item 9.                   Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1/A filed on June 11, 1999)
4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 28, 2010)

4.3	Seventh Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 28, 2018)
5.1	Opinion of counsel*
10.1	United Therapeutics Corporation 2019 Inducement Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 1, 2019)
10.2

Form of Grant Notice and Standard Terms and Conditions for Restricted Stock Units Granted to Employees under the United Therapeutics Corporation 2019 Inducement Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 1, 2019)

23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of counsel (included in Exhibit 5.1)*
24	Power of Attorney (included on signature page)*

* Filed herewith

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on this 1st day of March, 2019.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt
Martine A. Rothblatt, Ph.D.
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martine A. Rothblatt, Ph.D., James C. Edgemond and Paul A. Mahon, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Securities Act to register additional equity awards, and to file this Registration Statement and any subsequent registration statement and all amendments thereto, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do, and hereby ratifies and confirms all his said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Martine A. Rothblatt	Chairman and Chief Executive
Martine A. Rothblatt, Ph.D.	Officer (Principal Executive Officer)	February 28, 2019

/s/ James C. Edgemond	Chief Financial Officer and
James C. Edgemond	Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 28, 2019

Name	Title	Date

/s/ Christopher Causey	Director
Christopher Causey		February 28, 2019

/s/ Raymond Dwek	Director
Raymond Dwek		February 28, 2019

/s/ Richard Giltner	Director
Richard Giltner		February 28, 2019

/s/ Katherine Klein	Director
Katherine Klein		February 28, 2019

/s/ Ray Kurzweil	Director
Ray Kurzweil		February 28, 2019

/s/ Nilda Mesa	Director
Nilda Mesa		February 28, 2019

/s/ Judy Olian	Director
July Olian		February 28, 2019

/s/ Christopher Patusky	Director
Christopher Patusky		February 28, 2019

/s/ Louis Sullivan	Director
Louis Sullivan		February 28, 2019

/s/ Tommy Thompson	Director
Tommy Thompson		February 28, 2019